Exhibit 10.5

NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”). Such portions have been redacted and are marked with a “[***]” in the place of the redacted language. The redacted information has been filed separately with the Commission.

Execution Copy

Confidential

FIFTH AMENDMENT TO THE LICENSE AGREEMENT

This FIFTH AMENDMENT TO THE LICENSE AGREEMENT (the “Fifth Amendment”) is made and entered into as of April 1, 2013 (the “Fifth Amendment Effective Date”), by and between SANGAMO BIOSCIENCES, INC., a Delaware corporation having its principal place of business at Point Richmond Tech Center, 501 Canal Boulevard, Suite A100, Richmond, California 94804 (“Sangamo”), and SIGMA-ALDRICH CO., LLC, a Delaware limited liability company having its principal place of business at 3050 Spruce Street, St. Louis, MO 63103 (“Sigma”). Sigma and Sangamo are individually referred to herein as a “Party” or collectively as the “Parties.”

RECITALS

A. Sigma and Sangamo are parties to a License Agreement effective as of July 10, 2007 as previously amended (the “Agreement”), under which Sangamo granted to Sigma a certain license to use Sangamo’s proprietary zinc finger protein technology in the fields as defined therein.

B. Sigma and Sangamo desire to amend the Agreement in accordance with the amendments below, in order to allow Sigma to execute the license agreement attached hereto as Appendix A, which license agreement includes the grant by Sigma of a sublicense of certain rights licensed to Sigma pursuant to the Agreement.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

The Parties hereby agree to amend the terms of the Agreement as provided below, effective as of the Fifth Amendment Effective Date. Where the Agreement is not explicitly amended, the terms of the Agreement and any prior amendments will remain in force. Capitalized terms used in this Fifth Amendment that are not otherwise defined herein shall have the same meanings as such terms are given in the Agreement or prior amendments.

1.	The following new Section 1.107 shall be added to read in its entirety as follows:

“1.107 “SAGE” shall mean (a) the entity that enters into the SAGE Sublicense together with Sigma and to whom Sigma sells its ZFN -modified research animal business, (b) any affiliate of such entity, or (c) any assignee of, or successor-in-interest to, any of such entity’s rights or obligations under the SAGE Sublicense.”

2.	The following new Section 1.108 shall be added to read in its entirety as follows:

“1.108 “SAGE Improvement” shall mean any Improvement that is assigned or licensed to Sigma pursuant to the SAGE Sublicense or a Sub-sublicense Agreement. All SAGE Improvements are deemed to be Sigma Improvements, and Sigma is obligated to disclose them to Sangamo pursuant to Section 8.1(a) and to license them to Sangamo pursuant to Section 2.3(b).”

3.	The following new Section 1.109 shall be added to read in its entirety as follows:

“1.109 “SAGE Sublicense” shall mean the license agreement attached hereto as Appendix A.”

4.	The following new Section 1.110 shall be added to read in its entirety as follows:

“1.110 “Sub-sublicense Agreement” means any agreement, other than a Use License (as defined in the SAGE Sublicense), under which SAGE grants a Third Party a sublicense under SAGE’s rights to the Sangamo Technology pursuant to the SAGE Sublicense.”

5.	The following new Section 1.111 shall be added to read in its entirety as follows:

“1.111 “Sub-sublicensee” means any Third Party to which SAGE grants a sublicense under SAGE’s rights to the Sangamo Technology pursuant to the SAGE Sublicense.”

6.	Section 1.45 shall be amended to read in its entirety as follows:

“1.45 “Net Sales” means the amount invoiced or otherwise billed by Sigma or SAGE for sales or other commercial disposition of a Licensed Product in the Field to a Third Party purchaser, less the following to the extent included in such billing or otherwise actually allowed or incurred with respect to such sales: (a) discounts, including cash, trade and quantity discounts, price reduction programs, retroactive price adjustments with respect to sales of a product, charge-back payments and rebates granted to trade customers; (b) credits or allowances actually granted upon rejections or returns of Licensed Products, including for recalls or damaged goods; (c) freight, postage, shipping and insurance charges actually allowed or paid for delivery of Licensed Products, to the extent billed; (d) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of a Licensed Product; (e) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of Licensed Products, including without limitation value-added taxes, or other governmental charges otherwise measured by the billing amount, when included in billing, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the seller; and (f) a reasonable allowance for bad debts (such allowance not to exceed 2% of gross sales) provided that all of the foregoing deductions are calculated in accordance with generally accepted accounting principles consistently applied throughout the selling party’s organization.”

7.	Section 1.73 shall be amended to read in its entirety as follows:

“1.73 “Sigma Improvements” means (a) Improvements (other than Joint Improvements) that are made by one or more employees, consultants, or independent contractors of Sigma or of any entity while it is a Sigma Affiliate; and (b) Improvements made by Sublicensees or Sub-sublicensees, to the extent Controlled by Sigma or any Sigma Affiliate. Notwithstanding the foregoing, an Improvement that satisfies the foregoing definition solely because it was made by one or more employees, consultants, or independent contractors of an entity while it is a Sigma Affiliate shall be deemed not to be a Sigma Improvement if Sigma can demonstrate by competent evidence that such entity had no access to the Sangamo Technology or to any other Improvements that are Sigma Improvements.”

8.	Section 1.78 shall be amended to read in its entirety as follows:

“1.78 “Sublicensing Revenues” means any consideration that Sigma or SAGE receives in return for the granting or practice of a sublicense under the Sangamo Technology pursuant to a Sublicense Agreement or Sub-sublicense Agreement, respectively, in which the sublicense under the Sangamo Technology includes rights in the Field, which may include (without limitation) royalties on sales, upfront license fees, annual license or maintenance payments, milestone payments, credits against Sigma’s or SAGE’s future expenses, or reductions in royalties or other payments otherwise owed to the Sublicensee or Sub-sublicensee. In the event that Sigma or SAGE receives non-cash consideration from a Sublicensee or Sub-sublicensee for the granting or practice of a sublicense under the Sangamo Technology in the Field, the Parties shall determine in good faith the fair market value of such consideration, and such fair market value shall be included in Sublicensing Revenues; provided, however, that the term “Sublicensing Revenues” shall in no event include all or any portion of the Business Sale Payment (as defined in Section 21 of the Fifth Amendment) or any Earn Out Payment (as defined in Section 23 of the Fifth Amendment).”

9.	The last sentence of Section 2.1 (a) shall be amended to read in its entirety as follows:

“No Sigma sublicensee shall be permitted to grant further sublicenses without Sangamo’s prior written approval; provided, however, that SAGE may grant sublicenses in accordance with Section 2.9.”

10.	Section 2.2 (b) shall be amended to read in its entirety as follows:

“2.2 (b) Each Sublicense Agreement shall require the relevant Sublicensee to:

(i) Disclose in a timely fashion to Sigma any Improvement(s) made, conceived or reduced to practice by the such Sublicensee in its activities under the Sublicense Agreement; and

(ii) Grant to Sangamo a fully-paid, world-wide, royalty-free, irrevocable (subject to Section 10.3(f)) license under any such Improvements (other than SAGE Improvements) that is exclusive for uses outside the Field and is fully sublicensable.”

11.	The following new Section 2.9 shall be added in its entirety to read as follows:

“2.9 Sub-sublicense Agreement. SAGE shall provide Sigma with a copy of each executed Sub-sublicense Agreement within thirty (30) days after execution, and Sigma shall provide Sangamo with a copy of each such Sub-sublicense Agreement within sixty (60) days after execution. Each such Sub-sublicense Agreement so provided to Sangamo shall be treated as Sigma “Confidential Information.” With respect to any Sub-sublicense Agreement that includes a sublicense under a Third Party License that requires Sangamo to provide to the applicable Third Party licensor a copy of any Sub-sublicense Agreement or a summary of the terms of such Sub-sublicense Agreement, Sangamo shall be permitted to provide such Third Party licensor with such copy or summary and Sigma shall provide such copy or other necessary information a reasonable amount of time in advance of the relevant deadline for Sangamo’s provision of such copy or summary to such Third Party licensor. SAGE shall ensure that all Sub-sublicense Agreements comply with the following requirements:

(a) No Sub-sublicense Agreement shall obligate (or purport to obligate) Sangamo, without Sangamo’s express prior written consent.

(b) Each Sub-sublicense Agreement shall require the relevant Sub-sublicensee to:

(i) disclose in a timely fashion to SAGE any Improvement(s) made, conceived, or reduced to practice by the such Sub-sublicensee in its activities under the Sub-sublicense Agreement;

(ii) acknowledge that SAGE is obligated to disclose such Improvements to Sigma and that Sigma is obligated to disclose such Improvements to Sangamo;

(iii) assign to Sigma all such Improvements that are SAGE Developed IP (as defined in the SAGE Sublicense);

(iv) grant to Sigma a fully paid, world-wide, royalty-free, irrevocable license under any such Improvement that is not SAGE Developed IP (and all patents and patent applications claiming the same) that is (1) exclusive for uses outside SAGE’s Commercial Field (as defined in the SAGE Sublicense) and is fully sublicensable and (2) non-exclusive for uses in SAGE’s Commercial Field and is fully sublicensable;

(v) acknowledge that Sigma is obligated to grant Sangamo certain fully paid, world-wide, royalty-free, irrevocable, exclusive and non-exclusive (1) licenses under the SAGE Developed IP and (2) sublicenses of the license set forth in Section 2.9(b)(iv).

(c) Each Sub-sublicense Agreement shall identify Sigma and Sangamo as third party beneficiaries with respect to the assignment set forth in Section 2.9(b)(iii) and the license set forth in Section 2.9(b)(iv).

(d) Each Sub-sublicense Agreement shall require that the relevant Sub-sublicensee (i) comply with the relevant terms of Sections 5.3(a) and 5.4 (as if such Sub-sublicensee were Sigma), (ii) assume the obligations set forth in Exhibit C (as if such Sub-sublicensee were Sigma) with respect to each Third Party License sublicensed thereunder, and (iii) acknowledge that the Sub-sublicense Agreement is subject to the terms and conditions of each such Third Party License.”

12.	The last sentence of Section 5.1 shall be amended to read in its entirety as follows:

“Except as expressly set out in this Agreement, Sangamo shall have no responsibility for any costs or expenses incurred by Sigma or any Sublicensees or Sub-sublicensees in undertaking development or commercialization of Licensed Products.”

13.	Section 5.3(a) shall be amended to read in its entirety as follows:

“(a) Sigma shall keep the JSC informed regarding the overall progress and results of the development and commercialization of any Licensed Products in the Field and Commercial Products in the Commercial Field, in each case by Sigma, its Affiliates, its Sublicensees or Sub-sublicensees, including any written reports requested by the JSC. After the JSC ceases to exist pursuant to Section 3.1, Sigma shall thereafter provide directly to Sangamo summaries of the development and commercialization activities performed or anticipated to be performed by Sigma, its Affiliates, its Sublicensees or Sub-sublicensees with respect to Licensed Products in the Field and Commercial Products in the Commercial Field, which summaries shall be in a format and at a frequency decided by the JSC (i.e., prior to the time it ceases to exist) or mutually agreed by the Parties.”

14.	The second and third sentences of Section 7.6 shall be amended to read in their entirety as follows:

“Within sixty (60) days after the end of each calendar quarter thereafter, Sigma shall pay Sangamo an amount equal [***] of the Sublicensing

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Revenues received by Sigma during such calendar quarter and [***] of the Sublicensing Revenues received by SAGE during such calendar quarter; provided that solely with respect to Sublicensing Revenues received by SAGE which are subsequently received by Sigma, Sigma shall be obligated to pay Sangamo [***] of the amount received by Sigma from SAGE but shall not be obligated to pay to Sangamo an additional [***] of such amount received. Each Sublicensing Revenue payment shall be accompanied by a statement itemizing the amount and type (e.g., license fee, milestone payment, etc.) of each payment received by Sigma from each Sublicensee or SAGE during the relevant calendar quarter.”

15.	The first sentence of Section 7.10(b) shall be amended to read in its entirety as follows:

“Sigma shall be responsible for paying (i) any sublicense issuance and sublicense maintenance fees owed to Third Parties pursuant to Third Party Licenses on account of the grant of a sublicense by Sigma or its sublicensees (including SAGE) and (ii) all milestones, royalties and other compensation owed to Third Parties pursuant to post-Effective Date Third Party Licenses on account of (A) the grant to Sigma of the licenses set forth in Section 2.1(a) or (B) the generation, development and/or commercialization of Licensed Products by Sigma, its Affiliates, Sublicensees and Sub-sublicensees within the Field. Sigma shall be responsible for paying (i) any sublicense issuance and sublicense maintenance fees owed to Third Parties pursuant to Third Party Licenses on account of the grant of a sublicense by Sigma or its sublicensees and (ii) all milestones, royalties and other compensation owed to Third Parties pursuant to post-Third Amendment Effective Date Third Party Licenses on account of (A) the grant to Sigma of the licenses set forth in Section 2.1(c) or (B) the generation, development and/or commercialization of Commercial Products by Sigma, its Affiliates, and Sublicensees within the Commercial Field.”

16.	Add the following to the end of Section 9.4:

“If SAGE provides Sigma with a marked copy of the SAGE Sublicense pursuant to Section 6.3 of the SAGE Sublicense, then Sigma shall request that SAGE attempt to obtain confidential treatment for those portions of the SAGE Sublicense that correspond portions of this Agreement for which Sangamo has obtained confidential treatment.”

17.	Section 10.2(d) shall be amended to read in its entirety as follows:

“(d) Sigma shall provide Sangamo with a complete and accurate list of (i) all projects in which Sigma, a Sigma Affiliate, a Sublicensee (to the extent of Sigma’s knowledge) or a Sub-sublicensee (to the extent of Sigma’s knowledge) practiced the Sangamo Technology in the Field or the Commercial Field prior to the termination effective date and (ii) all Licensed Products in existence as of the effective date of termination.”

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18.	The first sentence of Section 12.2 (a) shall be amended to read in its entirety as follows:

“Subject to Section 12.3, Sigma hereby agrees to indemnify, defend and hold the Sangamo Indemnitees harmless from and against any and all Damages resulting from Claims brought by a Third Party to the extent resulting from the manufacture, use, handling, storage, marketing, sale or other disposition of Licensed Products by Sigma, its Affiliates, agents or sublicensees (including Sublicensees and Sub-sublicensees).”

19.	The following new Section 13.19 shall be added to read in its entirety as follows:

“13.19 [***]. In the event that the license set forth in Section 2.1(a) should terminate for any reason and such termination did not arise directly or indirectly from any acts or omissions of SAGE or its Sub-sublicensees, and Sangamo receives a written request for [***] (as defined in this Section 13.19) from SAGE within thirty (30) days of such termination, Sangamo agrees, without demanding additional consideration from SAGE (other than reimbursement of Sangamo’s reasonable out-of-pocket legal fees incurred in connection therewith) or Sigma, to enter into an agreement with SAGE whereby: (a) SAGE would receive [***], which [***] would be [***] and would be subject to the same [***], and (b) such [***] would be subject to the same [***], except [***] would owe all such obligations [***], and [***] would not have any obligations [***].”

20.	Sigma shall obtain Sangamo’s prior written consent before approving any proposed label license that, with Sigma’s approval would be a Use License under the SAGE Sublicense or any Sub-sublicense Agreement. Notwithstanding Section 3.2(c)(iv) and the first sentence of Section 5.4, Sigma or its sublicensee SAGE may sell Licensed Products pursuant to the label license set forth in Exhibit A, provided that the Customer purchasing the applicable Licensed Product is non-profit organization or governmental entity or agency. Such label license shall be deemed to be a Use License for the purposes of the Agreement.

21.	Sigma shall pay to Sangamo, within fifteen (15) days following the date of execution of the SAGE Sublicense by both Sigma and SAGE (such execution date, the “SAGE Sublicense Date”), an amount in immediately available funds equal to the greater of (a) [***] and (b) [***] of the fair market value of all consideration received by Sigma and its Affiliates on or before the SAGE Sublicense Date in connection with Sigma’s sale of its animal research business to SAGE and the granting of the SAGE Sublicense to SAGE (such consideration received by Sigma and its Affiliates, the “Business Sale Payment”). Such payment shall be nonrefundable and noncreditable. The Parties acknowledge and agree that the payment set forth in this Section 21 of the Fifth Amendment is [***].

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22.	Sigma shall pay to Sangamo[***] of all amounts received by Sigma pursuant to the SAGE Sublicense. All amounts received by Sigma pursuant to the [***] shall be deemed to be [***] to the extent such amounts [***] with respect to the [***], and Sigma shall make the payments set forth in Sections 7.4 and 7.7 with respect thereto.

23.	If Sigma or its Affiliates receive consideration, in addition to the amounts described in Section 22 of this Fifth Amendment, after the SAGE Sublicense Date in connection with Sigma’s sale of its animal research business to SAGE and the granting of the SAGE Sublicense (each such consideration, an “Earn Out Payment”), then Sigma shall pay to Sangamo, within thirty (30) days of such receipt, an amount equal to [***] of the fair market value of such Earn Out Payment; each such payment shall be nonrefundable and noncreditable and shall be in lieu of the payment that Sigma would otherwise owe to Sangamo pursuant to Section 7.6 on account of such Earn Out Payment.

24.	Sigma hereby represents and warrants to Sangamo that: (a) the only consideration that Sigma or any of its Affiliates will receive on or before the SAGE Sublicense Date in connection with Sigma’s sale of its animal research business to SAGE and the granting of the SAGE Sublicense to SAGE is [***] cash payment for the purchase of one hundred percent of the stock of S-A Ace, Inc.; (b) Sigma will not own any equity or other interest in [***] Sublicense Date; (c) Sigma is not making any sales of Licensed Products or Licensed Services, on or before the SAGE Sublicense Date, to SAGE or otherwise in connection with the sale of its animal research business to SAGE, for which Sigma will receive any consideration in addition to the cash payment described in (a); (d) all sales of Licensed Products to SAGE after the SAGE Sublicense Date [***] and Sigma shall make payments to Sangamo in connection therewith as set forth in Section 22 of this Fifth Amendment.

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In witness whereof, the Parties have executed this Fifth Amendment in duplicate originals by their proper officers as of the Fifth Amendment Effective Date.

SIGMA-ALDRICH CO., LLC		SANGAMO BIOSCIENCES, INC.

By:	/s/ George L. Miller	By:	/s/ Edward Lanphier
Name:	George L. Miller	Name:	Edward Lanphier
Title:	General Counsel and Secretary	Title:	President and CEO